Exhibit 99.1

Robert J. Grey	PPL Corporation
Senior Vice President,	Two North Ninth Street
General Counsel and Secretary	Allentown, PA 18101-1179
Tel. 610.774.5587 Fax 610.774.4455	Tel. 610.774.5151
rjgrey@pplweb.com	www.pplweb.com

December 28, 2007

Members of the Board of Directors and Executive Officers

Re:  Notice of ESOP Blackout Period

Dear Board Members and Executive Officers:

On December 27, 2007, PPL received notice from the plan administrator of the PPL Employee Stock Ownership Plan (the “ESOP”) that the ESOP will be in a blackout period that is expected to begin at 4:00 p.m. Eastern time on January 31, 2008 and to end at 4:00 p.m. Eastern time on February 14, 2008.  The blackout period is required to enable Fidelity Investments, the provider of trustee and recordkeeping services to the ESOP, to complete the annual allocation of shares of PPL common stock to eligible participants for 2008 and to remove the transferability restriction on shares allocated to participants in 2005.  During the blackout period, participants will not be able to request withdrawals, distributions or diversification exchanges of their shares of PPL common stock held in their ESOP accounts.

Under applicable SEC rules, we are required to notify you that, during the blackout period, you generally will be restricted from making purchases and sales of PPL common stock.  Please note that the trading restriction during the blackout period will not apply to certain transactions, including acquisitions of stock units under the Directors Deferred Compensation Plan and dividend reinvestments under PPL’s Dividend Reinvestment Plan.  We will also notify Merrill Lynch that the execution of sales orders under 10b5-1 plans will also be suspended during this period.  Upon termination of the blackout period, all such restrictions will be lifted and you will be permitted to conduct other transactions in PPL common stock, subject to PPL’s insider trading policy.

If you have any questions concerning the foregoing, please do not hesitate to contact me.

Sincerely,

/s/ Robert J. Grey
Robert J. Grey